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                                                                     Exhibit 5.1

                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP

October 4, 2002

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355

Re:   Orthovita, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Orthovita, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") for filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 23,076,200 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be sold by the selling security holders named in the Registration Statement (the "Selling Security Holders"). The Shares consist of shares of Common Stock that
(i) may be issued upon the conversion of (A) 1,400 shares (the "Series A Preferred Shares") of the Company's Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and (B) 500 shares (the "Additional Series A Preferred Shares") of Series A Preferred Stock that certain of the Selling Security Holders have committed to purchase in the future in accordance with the terms of the Preferred Stock and Warrant Purchase Agreement dated as of July 19, 2002 among the Company and the purchasers identified therein (the "Purchase Agreement"); (ii) may be issued upon the exercise of warrants (A) issued by the Company as of July 26, 2002 (the "Warrants") in accordance with the terms of the Purchase Agreement and a financial advisory agreement dated as of November 17, 2000 between the Company and SmallCaps Online Group LLC (the "Placement Agent Agreement") and (B) issuable to certain Selling Security Holders in the future in accordance with the terms of the Purchase Agreement and the Placement Agent Agreement in connection with purchases of the Additional Series A Preferred Shares (the "Additional Warrants"); and (iii) have been issued or may be issuable in payment of dividends on the Series A Preferred Shares and the Additional Series A Preferred Shares (the "Dividend Shares").

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto (including, without limitation, the Statement of Designations, Rights and Preferences of the Series A Preferred Stock filed with the Department of State of the Commonwealth of Pennsylvania (the "Series A Statement"), the Purchase Agreement, the Warrants and the Additional Warrants), the Placement Agent Agreement, certain records of the Company's corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed:
(i) that the Additional Series A Preferred Shares, to the extent issued, will be issued and sold in accordance with the terms of the Purchase Agreement; (ii) that the Additional Warrants, to the extent issued, will be issued in accordance with the terms of the Purchase Agreement and the Placement Agent Agreement;
(iii) that the Dividend Shares, to the extent issuable in the future, will be issued only after a dividend on the Series A Preferred Shares and Additional Series A Preferred Shares has been declared properly by the Company's Board of Directors or duly authorized committee thereof; (iv) the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of holders of the (A) Series A Preferred Shares and Additional Series A Preferred Shares upon the conversion of, or payment of dividends in kind on, such shares; and (B) Warrants and Additional Warrants upon the exercise thereof; and (v) the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the originals of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that (i) the portion of the Shares issuable upon conversion of the Series A Preferred Shares are duly authorized and, when issued in accordance with the Series A Statement, will be validly issued, fully paid and non-assessable; (ii) the portion of the Shares issuable upon the conversion of the Additional Series A Preferred Shares are duly authorized and,

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assuming the issuance of the Additional Series A Preferred Shares in accordance with the terms of the Purchase Agreement, will be, when, and to the extent, issued in accordance with the terms of the Series A Statement, validly issued, fully paid and non-assessable; (iii) the portion of the Shares issuable upon the exercise of the Warrants are duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; (iv) the portion of the Shares issuable upon the exercise of the Additional Warrants are duly authorized and, assuming the issuance of the Additional Warrants in accordance with the terms of the Purchase Agreement and the Placement Agent Agreement, will be, when, and to the extent, issued in accordance with the terms of the Additional Warrants, validly issued, fully paid and non-assessable; (v) the portion of the Shares issued to date in payment of dividends on the Series A Preferred Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (vi) the portion of the Shares issuable in payment of dividends on the Series A Preferred Shares and (assuming the issuance of the Additional Series A Preferred Shares in accordance with the terms of the Purchase Agreement) the Additional Series A Preferred Shares have been duly authorized and, when, and to the extent, issued in accordance with the terms of the Series A Statement, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to the laws of the Commonwealth of Pennsylvania. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP